EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Advaxis, Inc. on Form S-8, (File No. 333-130080) and Form S-3, (File No. 333-194009, File No. 333-203497) of our report dated January 8, 2016, with respect to our audits of the financial statements of Advaxis, Inc. as of October 31, 2015 and 2014 and for the years then ended and our report dated January 8, 2016 with respect to our audit of the effectiveness of internal control over financial reporting of Advaxis, Inc. as of October 31, 2015, which reports are included in this Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2015.

/s/ Marcum llp
Marcum llp
New York, NY
January 8, 2016